Exhibit 99.1

Molson Coors Reports Second Quarter Results

Second Quarter 2016 Highlights(1)

  Worldwide beer volume: 16.1 million hectoliters, decreased 0.8%; Coors Light volume increased 4.1% worldwide and low-single-digits in the U.S.
  Net sales: $986.2 million, decreased 1.9% on a reported basis, and increased 1.9% in constant currency
  Net sales per HL: $114.96, decreased 1.4%, and increased 2.4% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $174.1 million ($0.81 per diluted share), decreased 24.1%
  Underlying after-tax income: $239.5 million ($1.11 per diluted share), decreased 9.2%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $428.7 million, decreased 5.8%

First Half 2016 Highlights(1)

  Worldwide beer volume: 27.8 million hectoliters, unchanged from a year ago; Coors Light volume increased 3.8% worldwide and low-single-digits in the U.S.
  Net sales: $1,643.4 million, decreased 3.7% on a reported basis, and increased 1.2% in constant currency
  Net sales per HL: $114.70, decreased 4.1%, and increased 0.6% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $333.4 million ($1.59 per diluted share), increased 8.1%
  Underlying after-tax income: $349.8 million ($1.66 per diluted share), unchanged from a year ago
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $692.1 million, increased 1.2%

DENVER & MONTREAL--(BUSINESS WIRE)--August 2, 2016--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported U.S. GAAP net income from continuing operations attributable to MCBC of $174.1 million, a 24.1 percent decrease versus a year ago, primarily due to non-cash special charges and other non-core costs related to our pending MillerCoors acquisition; alcohol prohibition in Bihar, India; and planned brewery closures, along with significantly higher sales and marketing expenses in the quarter. The Company also reported a 9.2 percent decrease in underlying after-tax income for the second quarter 2016, driven by lower worldwide volume, higher brand investments, and negative foreign currency movements, which were partially offset by positive mix, lower underlying net interest expense and higher underlying U.S. equity income.

Molson Coors president and chief executive officer Mark Hunter said, “In the second quarter, we continued to focus on our First Choice ambition and on building a stronger, broader and more premium brand portfolio, underpinned by incremental sales and marketing investments, as we discussed on our first quarter earnings call. Progress in the quarter included net sales revenue per hectoliter growth on a constant currency basis in all of our businesses, strong Coors Light growth globally, improved core brand momentum, fast-growing innovations in key markets, and strong above-premium growth globally. We significantly increased investments behind our brands, although the timing of shipments and other short-term factors held back bottom-line performance in the quarter. In brands, Coors Light grew volume more than 4 percent globally -- including strong double-digit growth in Europe and Latin America -- and low single-digit growth in the U.S., its best performance here in nearly three years. As a testament to our First Choice approach, MillerCoors achieved for the first time in its history, the number-one position in the Tamarron Supplier Survey, which polls hundreds of U.S. distributors across all alcohol beverage suppliers."

Mark added, "In the past few months, we have also made substantial progress on the pending MillerCoors transaction, including integration planning and completing the necessary financing at very attractive rates. Investor demand for our recent debt offering was very strong, and we achieved record and near-record low interest rates on our debt issue. We are pleased with the transaction progress made to date, and we continue to plan for a closing before the end of 2016. We are very excited to be much closer to completing this game-changing transaction, which will allow us to simplify decision-making and reduce the complexities of dual ownership; it will help us to become a more integrated and efficient brewer; and it will enable us to become a more effective competitor as a single owner, promoting consumer choice in an increasingly diverse and fast-growing brewing industry. As part of the integration planning process, last week we announced some leadership appointments that will strengthen our combined organization and that will take effect upon the close of the transaction. Our transaction and its timing remain dependent on the completion of the ABI/SABMiller transaction."

Operating and Underlying Free Cash Flow

U.S. GAAP net cash provided by operating activities through the second quarter of 2016 was $264.4 million which represents an increase of $66.3 million from prior year driven by higher cash paid for pension contributions in 2015, partially offset by higher cash paid for taxes and interest and lower net income in the first half of 2016.

Underlying free cash flow through the second quarter of 2016 was $158.9 million. This represents a decrease of $82.2 million from the prior year, primarily driven by lower underlying after-tax income, negative foreign currency, and a decreased benefit from working capital changes when excluding special and other non-core items, including higher cash paid for taxes.

Foreign Exchange

The Company’s second quarter underlying consolidated pretax income includes the negative effect of foreign currency movements totaling $5.6 million. Negative currency impacts in the quarter were $2.2 million in Europe, $1.9 million in Canada, $1.2 million in Corporate and $0.3 million in International.

Effective Income Tax Rates

The Company’s second quarter effective income tax rate was 10.8 percent on a reported basis and 19.5 percent on an underlying basis. The effective tax rate on a reported basis decreased from prior year primarily driven by tax benefits recognized from costs resulting from the pending acquisition, favorable tax treatment associated with the sale of the Vancouver brewery, as well as higher net discrete tax benefits in 2016. The underlying effective tax rate was slightly higher than prior year primarily due to changes in the geographic mix of income.

Debt

Total debt at the end of the second quarter was $3.027 billion, and cash and cash equivalents totaled $2.990 billion, resulting in net debt of $37.0 million, which is significantly lower than the prior year primarily due to the proceeds received from our February 2016 equity offering. Note that the June 30, 2016, balance sheet does not include approximately $6.9 billion of debt and related proceeds from the multi-currency debt offering, which closed on July 7, 2016.

Second Quarter Business Segment Results

The following are the Company’s second quarter 2016 results by business segment:

United States Business (MillerCoors)(2)

In our U.S. segment, reported equity income decreased 6.6 percent to $191.9 million in the second quarter of 2016 compared to the prior year, primarily driven by lower volume and our portion of higher special charges of $16.5 million related to the planned closure of the Eden brewery.

Underlying U.S. segment equity income increased 1.4 percent to $208.4 million in the quarter, due to Molson Coors' $11.1 million anticipated refund of federal excise tax paid on imports. This tax refund is based on qualifying volumes exported from the U.S. by Coors Brewing Company, a wholly-owned subsidiary of Molson Coors, and was driven by new legislation enacted this year in the U.S.

MillerCoors Operating and Financial Highlights

MillerCoors domestic sales-to-retailers volume (STRs) declined 1.7 percent for the quarter. Domestic sales-to-wholesalers volume (STWs) decreased 4.4 percent. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 0.7 percent due to favorable net pricing and positive sales mix. Total company net revenue per hectoliter, including contract brewing and company-owned-distributor sales, increased 0.6 percent. Contract brewing volumes decreased 1.3 percent.

Cost of goods sold (COGS) per hectoliter decreased 1.3 percent, driven by supply chain cost savings and lower aluminum and fuel pricing. These factors were partially offset by brewery inflation and lower fixed-cost absorption due to lower volumes. Marketing, general and administrative (MG&A) expense increased 1.8 percent, driven primarily by higher marketing investments and employee-related expenses.

Reported MillerCoors net income for the quarter decreased 11.8 percent to $429.5 million, driven by $39.4 million of higher special charges related to the planned closure of the Eden brewery, partially offset by the drivers discussed below. Underlying net income for the quarter decreased 3.8 percent to $468.8 million, driven by the timing of shipments due to year-over-year calendar shifts, partially offset by lower cost of goods sold, higher net pricing and positive sales mix.

Depreciation and amortization expenses for MillerCoors were $116.0 million in the second quarter, which include the accelerated depreciation related to the planned closure of the Eden brewery of $33.0 million. Additions to tangible and intangible assets totaled $90.9 million in the second quarter.

Canada Business

STRs decreased 0.1 percent on a reported basis in the second quarter. Molson Coors Canada sales volume decreased 0.8 percent in the second quarter. Net sales per hectoliter increased 1.2 percent in local currency, driven primarily by positive pricing.

COGS per hectoliter increased 6.1 percent in local currency, due to input cost inflation, higher in-pack promotion expenses, foreign currency movements and impacts from volume deleverage, partially offset by cost savings initiatives. MG&A expense increased 9.2 percent in local currency, driven by higher brand investments, partially offset by lower overhead costs.

Canada income from continuing operations before income taxes on a reported basis decreased by 16.6 percent to $88.5 million in the second quarter of 2016 compared to the prior year, due to higher brand investments and input cost inflation, partially offset by lower special charges and results of cost savings initiatives.

Canada underlying pretax income decreased 21.3 percent to $89.9 million in the quarter driven by higher brand investments and input cost inflation, partially offset by results of cost savings initiatives. Foreign currency movements negatively impacted earnings by $1.9 million. On a constant-currency basis, underlying pretax income decreased 19.7 percent.

Europe Business

Europe sales volume increased 1.6 percent, driven by the addition of the Staropramen and Rekorderlig brands in the U.K. this year. Europe net sales per hectoliter increased 1.3 percent in local currency, due to positive brand and geographic mix, partially offset by negative net pricing in the quarter.

COGS per hectoliter increased 2.2 percent in local currency, driven by mix shift to higher-cost brands and geographies. MG&A expense increased 6.0 percent in local currency, due to higher marketing investments and brand amortization expenses.

Europe income from continuing operations before income taxes on a reported basis increased 20.4 percent to $59.0 million in the second quarter of 2016, primarily driven by $16.8 million of lower special charges related to decreased net contract termination charges and brewery closure costs in 2016 compared to 2015, partially offset by the drivers discussed below.

Europe underlying pretax income decreased 10.0 percent to $61.3 million in the quarter, due to higher brand investments and amortization expenses, lower net pension benefit, the termination of the Heineken contract brewing arrangement in the U.K., and unfavorable foreign currency movements, partially offset by higher sales volume and cost savings. Foreign currency movements negatively impacted underlying results by $2.2 million.

International Business

Total International sales volume, including royalty volume, decreased 9.3 percent, driven by the enactment of total alcohol prohibition in Bihar, India, the transfer of Staropramen in the U.K. to our Europe segment, along with the volume impact of our China restructuring. These factors were largely offset by a strong double-digit volume increase for Coors Light, led by Latin America, including our launch in Colombia, as well as volume growth in Japan. Net sales per hectoliter increased 42.5 percent, driven by lower price promotion expense in China and favorable sales mix changes this year.

COGS per hectoliter increased 25.5 percent, due to sales mix changes. International MG&A expense increased 3.2 percent, due to higher brand investments.

The International segment reported a loss from continuing operations before income taxes of $33.4 million in the second quarter of 2016, compared to $12.2 million in the prior year, primarily driven by impairment charges related to the enactment of total alcohol prohibition in Bihar during the second quarter of 2016, partially offset by the drivers discussed below.

The International underlying pretax loss of $2.6 million in the second quarter, versus a loss of $5.8 million a year ago, improved due to volume growth in Latin America and Japan and favorable sales mix, as well as lower price promotion and overhead expenses due to the substantial restructure of our China business last year, which resulted in a $3.6 million price promotion expense a year ago. Foreign currency movements negatively impacted underlying pretax results by $0.3 million in the second quarter.

Corporate

Corporate pretax loss on a reported basis was $109.1 million in the second quarter versus $58.4 million in the prior year, primarily due to costs related to the pending MillerCoors acquisition, including $19.6 million of transaction costs recorded within marketing, general and administrative expenses; $31.8 million recorded within other income (expense); and $13.3 million of costs recorded within interest expense, net. Additionally, Corporate cost of goods sold included $13.0 million of gains related to unrealized mark-to-market adjustments for commodity swaps, compared to $4.2 million of losses in the prior year.

Underlying Corporate pretax loss totaled $57.4 million for the second quarter versus a $54.2 million loss in the prior year, driven by unfavorable foreign currency movements and higher commercial investments.

Special and Other Non-Core Items(3)

The following special and other non-core items have been excluded from underlying results:

During the quarter, Molson Coors recognized a net special charge of $34.5 million, primarily driven by non-cash asset impairment charges associated with the enactment of total alcohol prohibition in Bihar, India. We also recognized asset abandonment costs of $1.4 million in Canada related to the planned closure of the Vancouver brewery and $2.5 million in Europe related to the closure of our Burton South and Plovdiv breweries.

During the quarter, MillerCoors recognized special charges of $39.4 million related to the planned closure of the Eden, North Carolina, brewery. Our proportionate share of the special charges is $16.5 million.

Additionally, during the quarter we recorded net other non-core charges of $51.7 million, which was driven by costs incurred in connection with the pending Acquisition of MillerCoors and the Miller global brand portfolio, which were slightly offset by unrealized mark-to-market net gains on commodity hedges.

2016 Second Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2016 second quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on November 1, 2016. The Company will post this release and related financial statements on its website today.

Upcoming Investor Webcast

The Company will host an online, real-time webcast in September at the following event:

Mark Hunter, Molson Coors President and CEO and Mauricio Restrepo, Molson Coors CFO, will present at the Barclays Global Consumer Staples Conference in Boston on Wednesday, September 7, 2016, at 9:00 a.m. Eastern Time. A live webcast of this investor event will be accessible via the Molson Coors Brewing Company website, www.molsoncoors.com, on the Investors page. An online replay of the presentation webcast will be available on the website within two hours after the presentation.

Footnotes:

(1) The Company calculates non-GAAP underlying pretax and after-tax income, underlying effective tax rate, underlying EBITDA and underlying free cash flow results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. In addition, constant-currency results exclude the impact of foreign currency movements. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter and first half ended June 30, 2016, compared to the second quarter and first half ended June 30, 2015. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 6). On November 11, 2015, we entered into a purchase agreement to acquire all of SABMiller’s 58 percent interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. Following the closing of the pending acquisition, the Company will own 100 percent of the outstanding equity and voting interests of MillerCoors. Unless otherwise indicated, MillerCoors per-hectoliter results include contract brewing volume in the denominator of the calculation, as well as the financial impact of these sales in the numerator.

(3) See table 2 for the impact of specials and other non-core items by segment.

Overview of Molson Coors

Molson Coors Brewing Company is a leading international brewer delivering extraordinary brands that delight the world's beer drinkers. It brews, markets and sells a portfolio of leading brands such as Coors Light, Molson Canadian, Carling, Staropramen and Blue Moon across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; across Europe through Molson Coors Europe; and outside these core markets through Molson Coors International. The company is the only alcohol producer currently recognized for world class sustainability performance through the Dow Jones Sustainability Index. It was listed on the World Index for the past four years and named global Beverage Sector Leader in 2012 and 2013. For more information on Molson Coors Brewing Company, visit the company's website, http://molsoncoors.com or http://ourbeerprint.com.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "expect,” "intend,” "anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully close, finance and integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; lack of full-control over the operations of MillerCoors and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present pretax and after-tax "underlying income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the unaudited condensed consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Reconciliations to Nearest U.S. GAAP Measure Molson Coors Brewing Company and Subsidiaries Table 1: Underlying After-Tax Income ($ In millions, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
U.S. GAAP: Net income attributable to MCBC from continuing operations	$174.1	$229.3	$333.4	$308.5
Per diluted share	$0.81	$1.23	$1.59	$1.65
Add/(less):
Special items, net(1)	34.5	33.7	(74.1)	42.3
42% of MillerCoors special items, net of tax(2)	16.5	—	32.0	—
Unrealized mark-to-market (gains) and losses(3)	(13.0)	4.2	(15.3)	4.1
Acquisition and integration related costs(4)	64.7	—	118.4	—
Tax effects on special and non-GAAP items(5)	(37.3)	(3.4)	(44.6)	(5.0)
Non-GAAP: Underlying after-tax income	$239.5	$263.8	$349.8	$349.9
Per diluted share	$1.11	$1.41	$1.66	$1.87
(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2016, include accelerated depreciation expense of $3.3 million and $6.3 million, respectively, related to the closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. Special items for the three and six months ended June 30, 2015, includes accelerated depreciation expense of $16.6 million and $28.4 million, respectively, related to the closure of the Alton brewery in the U.K, the closure of a bottling line within the Toronto brewery, and the restructuring of our business in China. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in the table below.

(2)	MillerCoors special items for three and six months ended June 30, 2016, include our proportionate share of accelerated depreciation expense of $13.8 million and $28.9 million, respectively, related to the closure of our Eden brewery which is included in our adjustments to arrive at underlying EBITDA related to our investment in MillerCoors in the table below. The tax effect related to our share of MillerCoors special items in 2016 was immaterial. The flow through MCBC tax impacts of MillerCoors special items, if applicable, are presented within the tax effect on special and non-GAAP items in the above reconciliation of underlying income table.

(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and six months ended June 30, 2016, and June 30, 2015, include the unrealized mark-to-market on these commodity swaps.

(4)	In connection with the pending Acquisition, for the three and six months ended June 30, 2016, we have recorded $19.6 million and $34.5 million, respectively, of transaction related costs recorded within marketing, general & administrative expenses, $31.8 million and $50.2 million, respectively, of derivative losses and financing costs related to our bridge loan within other income (expense), and $13.3 million and $33.7 million, respectively, of financing costs related to our term loan, losses on our swaptions, and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA in the table below.

(5)	The effect of taxes on the adjustments used to arrive at underlying income, a non-GAAP measure, is calculated based on applying the estimated underlying full-year effective tax rate to actual underlying earnings, excluding special and non-core items. The effect of taxes on special and non-core items is calculated based on the statutory tax rate applicable to the item being adjusted for in the jurisdiction from which each adjustment arises. Additionally, included in this line item is any applicable flow through MCBC tax impacts of MillerCoors special items.

Molson Coors Brewing Company and Subsidiaries Table 2: Underlying Pretax Income (Loss)(1) ($ In millions) (Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2016 Q2 income (loss) from continuing operations before income taxes	$88.5	$191.9	$59.0	$(33.4)	$(109.1)	$196.9
Add/(less):
Special items, net	1.4	—	2.3	30.8	—	34.5
42% of MillerCoors special items, net of tax	—	16.5	—	—	—	16.5
Unrealized mark-to-market (gains) and losses	—	—	—	—	(13.0)	(13.0)
Acquisition and integration related costs	—	—	—	—	64.7	64.7
Non-GAAP: 2016 Q2 underlying pretax income (loss)	$89.9	$208.4	$61.3	$(2.6)	$(57.4)	$299.6
Percent change 2016 Q2 vs. 2015 Q2 underlying pretax income (loss)	(21.3)%	1.4%	(10.0)%	55.2%	(5.9)%	(8.6)%
U.S. GAAP: 2015 Q2 income (loss) from continuing operations before income taxes	$106.1	$205.5	$49.0	$(12.2)	$(58.4)	$290.0
Add/(less):
Special items, net	8.2	—	19.1	6.4	—	33.7
Unrealized mark-to-market (gains) and losses	—	—	—	—	4.2	4.2
Non-GAAP: 2015 Q2 underlying pretax income (loss)	$114.3	$205.5	$68.1	$(5.8)	$(54.2)	$327.9

(1) See notes in Table 1 for further detail of adjusting items.

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2016 Q2 YTD income (loss) from continuing operations before income taxes	$235.1	$334.3	$57.8	$(35.7)	$(213.9)	$377.6
Add/(less):
Special items, net	(107.9)	—	3.0	30.8	—	(74.1)
42% of MillerCoors special items, net of tax	—	32.0	—	—	—	32.0
Unrealized mark-to-market (gains) and losses	—	—	—	—	(15.3)	(15.3)
Acquisition and integration related costs	—	—	—	—	118.4	118.4
Non-GAAP: 2016 Q2 YTD underlying pretax income (loss)	$127.2	$366.3	$60.8	$(4.9)	$(110.8)	$438.6
Percent change 2016 Q2 YTD vs. 2015 Q2 YTD underlying pretax income (loss)	(12.4)%	9.4%	(16.3)%	56.3%	0.6%	2.0%
U.S. GAAP: 2015 Q2 YTD income (loss) from continuing operations before income taxes	$137.0	$334.8	$44.9	$(17.6)	$(115.6)	$383.5
Add/(less):
Special items, net	8.2	—	27.7	6.4	—	42.3
Unrealized mark-to-market (gains) and losses	—	—	—	—	4.1	4.1
Non-GAAP: 2015 Q2 YTD underlying pretax income (loss)	$145.2	$334.8	$72.6	$(11.2)	$(111.5)	$429.9

(1) See notes in Table 1 for further detail of adjusting items.

Molson Coors Brewing Company and Subsidiaries Table 3: Underlying EBITDA ($ In millions) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	% change	June 30, 2016	June 30, 2015	% change
U.S. GAAP: Net income attributable to MCBC from continuing operations	$174.1	$229.3	(24.1)%	$333.4	$308.5	8.1%
Add: Net income (loss) attributable to noncontrolling interests	1.6	2.3	(30.4)%	2.4	3.8	(36.8)%
U.S. GAAP: Net income (loss) from continuing operations	$175.7	231.6	(24.1)%	$335.8	$312.3	7.5%
Add: Interest expense (income), net	40.5	30.6	32.4%	87.8	59.8	46.8%
Add: Income tax expense (benefit)	21.2	58.4	(63.7)%	41.8	71.2	(41.3)%
Add: Depreciation and amortization	70.2	81.4	(13.8)%	137.7	158.9	(13.3)%
Adjustments included in underlying income(1)	86.2	37.9	127.4%	29.0	46.4	(37.5)%
Adjustments to arrive at underlying EBITDA(2)	(16.6)	(16.6)	—%	(40.0)	(28.4)	40.8%
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	51.5	32.0	60.9%	100.0	63.7	57.0%
Non-GAAP: Underlying EBITDA	$428.7	$455.3	(5.8)%	$692.1	$683.9	1.2%

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries Table 4: Underlying Free Cash Flow ($ In millions) (Unaudited)

		Six Months Ended
		June 30, 2016	June 30, 2015
U.S. GAAP:	Net Cash Provided by Operating Activities	$264.4	$198.1
Less:	Additions to properties(1)	(121.6)	(139.8)
Less:	Investment in MillerCoors(1)	(810.6)	(758.1)
Add:	Return of capital from MillerCoors(1)	731.1	692.9
Add/(Less):	Cash impact of special items(2)	4.0	17.5
Add:	Costs related to acquisition of businesses(3)	90.6	—
Add:	Discretionary pension contribution(4)	—	227.1
Add:	MillerCoors investments in businesses(5)	—	3.4
Add:	MillerCoors cash impact of special items(5)	1.0	—
Non-GAAP:	Underlying Free Cash Flow	$158.9	$241.1

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by operating activities and primarily reflects termination fees received and paid, as well as costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund the construction of the new brewery in British Columbia.

(3)	Included in net cash provided by operating activities and reflects costs paid associated with the pending Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio, including $38.8 million of cash paid for income taxes.

(4)	Discretionary cash contribution of $227.1 million made to our U.K. pension plan in 2015 included in net cash provided by operating activities.

(5)	Amounts represent our proportionate 42% share of the cash flow impacts.

MillerCoors LLC Table 5: Underlying Net Income Attributable to MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
U.S. GAAP: Net income attributable to MillerCoors	$429.5	$487.2	$764.8	$791.8
Add: Special items, net of tax	39.3	—	76.1	—
Non-GAAP: Underlying net income attributable to MillerCoors	$468.8	$487.2	$840.9	$791.8

Molson Coors Brewing Company and Subsidiaries Table 6: Underlying Equity Income in MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
U.S. GAAP: Net Income Attributable to MillerCoors	$429.5	$487.2	$764.8	$791.8
Multiply: MCBC economic interest	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$180.4	$204.6	$321.2	$332.6
Add: Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors(1)	1.1	1.3	2.2	2.4
Add: Share-based compensation adjustment(2)	(0.7)	(0.4)	(0.2)	(0.2)
Add: U.S. import tax benefit(3)	11.1	—	11.1	—
U.S. GAAP: Equity Income in MillerCoors	$191.9	$205.5	$334.3	$334.8
Add: MCBC proportionate share of MillerCoors special items, net of tax	16.5	—	32.0	—
Non-GAAP: Underlying Equity Income in MillerCoors	$208.4	$205.5	$366.3	$334.8

(1)	Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture, which is less than our proportionate share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by $654.8 million as of June 30, 2016. This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.), is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.

(2)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller employees employed by MillerCoors, as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.

(3)	Represents an $11.1 million benefit associated with an anticipated refund to Coors Brewing Company ("CBC"), a wholly-owned subsidiary of Molson Coors, of U.S. federal excise tax paid on products imported by CBC based on qualifying volumes exported by CBC from the U.S. Due to administrative restrictions outlined within the legislation enacted in 2016, the anticipated refund is not expected to be received until 2018. Accordingly, the anticipated refund amount represents a non-current receivable which has been recorded within other non-current assets on the unaudited condensed consolidated balance sheet as of June 30, 2016.

Molson Coors Brewing Company and Subsidiaries

Table 7: Constant Currency Results: Constant Currency Reporting Net Sales, U.S. GAAP Pretax Income and Underlying Pretax Income

(Unaudited)

U.S. GAAP: Net Sales (In millions)

	Three Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$425.9	$444.9	(4.3)%	$(20.5)	0.3%
Europe	522.1	524.8	(0.5)%	(18.6)	3.0%
MCI	39.2	37.2	5.4%	0.4	4.3%
Corporate	0.2	0.1	100.0%	—	100.0%
Eliminations(1)	(1.2)	(1.3)	7.7%	—	7.7%
MCBC Consolidated Total	$986.2	$1,005.7	(1.9)%	$(38.7)	1.9%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Three Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$191.9	$205.5	(6.6)%	$—	(6.6)%
Canada	88.5	106.1	(16.6)%	(1.9)	(14.8)%
Europe	59.0	49.0	20.4%	(2.1)	24.7%
MCI	(33.4)	(12.2)	(173.8)%	1.4	(185.2)%
Corporate	(109.1)	(58.4)	(86.8)%	(12.8)	(64.9)%
MCBC Consolidated Total	$196.9	$290.0	(32.1)%	$(15.4)	(26.8)%

Non-GAAP: Underlying Pretax Income (In millions)

	Three Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$208.4	$205.5	1.4%	$—	1.4%
Canada	89.9	114.3	(21.3)%	(1.9)	(19.7)%
Europe	61.3	68.1	(10.0)%	(2.2)	(6.8)%
MCI	(2.6)	(5.8)	55.2%	(0.3)	60.3%
Corporate	(57.4)	(54.2)	(5.9)%	(1.2)	(3.7)%
MCBC Consolidated Total	$299.6	$327.9	(8.6)%	$(5.6)	(6.9)%

U.S. GAAP: Net Sales (In millions)

	Six Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$693.9	$758.4	(8.5)%	$(48.3)	(2.1)%
Europe	880.8	882.7	(0.2)%	(33.7)	3.6%
MCI	70.2	66.3	5.9%	(0.2)	6.2%
Corporate	0.6	0.5	20.0%	—	20.0%
Eliminations(1)	(2.1)	(2.2)	4.5%	—	4.5%
MCBC Consolidated Total	$1,643.4	$1,705.7	(3.7)%	$(82.2)	1.2%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Six Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$334.3	$334.8	(0.1)%	$—	(0.1)%
Canada	235.1	137.0	71.6%	(8.4)	77.7%
Europe	57.8	44.9	28.7%	(2.5)	34.3%
MCI	(35.7)	(17.6)	(102.8)%	1.2	(109.7)%
Corporate	(213.9)	(115.6)	(85.0)%	(11.1)	(75.4)%
MCBC Consolidated Total	$377.6	$383.5	(1.5)%	$(20.8)	3.9%

Non-GAAP: Underlying Pretax Income (In millions)

	Six Months Ended
	June 30, 2016	June 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$366.3	$334.8	9.4%	$—	9.4%
Canada	127.2	145.2	(12.4)%	(3.3)	(10.1)%
Europe	60.8	72.6	(16.3)%	(2.6)	(12.7)%
MCI	(4.9)	(11.2)	56.3%	(0.5)	60.7%
Corporate	(110.8)	(111.5)	0.6%	0.5	0.2%
MCBC Consolidated Total	$438.6	$429.9	2.0%	$(5.9)	3.4%

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income and non-GAAP underlying pretax income using the following steps:

1.	Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.

2.	Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.

3.	Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.

4.	Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Worldwide Beer Volume Molson Coors Brewing Company and Subsidiaries Table 8: Worldwide Beer Volume (In millions of hectoliters) (Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015	% Change
Financial Volume	8.579	8.623	(0.5)%
Royalty Volume(1)	0.521	0.485	7.4%
Owned Volume	9.100	9.108	(0.1)%
Proportionate Share of Equity Investment STRs(2)	7.021	7.145	(1.7)%
Total Worldwide Beer Volume	16.121	16.253	(0.8)%

(1)	Includes MCI segment royalty volume that is primarily in Russia, Ukraine and Mexico, and Europe segment royalty volume in Republic of Ireland.

(2)	Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments sales-to-retail for the periods presented.

U.S. GAAP Measures Molson Coors Brewing Company and Subsidiaries Table 9: Condensed Consolidated Statements of Operations ($ In millions, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters	8.579	8.623	14.328	14.255
Sales	$1,407.0	$1,433.0	$2,357.8	$2,436.2
Excise taxes	(420.8)	(427.3)	(714.4)	(730.5)
Net sales	986.2	1,005.7	1,643.4	1,705.7
Cost of goods sold	(562.2)	(579.9)	(976.2)	(1,034.7)
Gross profit	424.0	425.8	667.2	671.0
Marketing, general and administrative expenses	(313.6)	(283.3)	(564.5)	(523.9)
Special items, net	(34.5)	(33.7)	74.1	(42.3)
Equity income in MillerCoors	191.9	205.5	334.3	334.8
Operating income (loss)	267.8	314.3	511.1	439.6
Interest income (expense), net	(40.5)	(30.6)	(87.8)	(59.8)
Other income (expense), net	(30.4)	6.3	(45.7)	3.7
Income (loss) from continuing operations before income taxes	196.9	290.0	377.6	383.5
Income tax benefit (expense)	(21.2)	(58.4)	(41.8)	(71.2)
Net income (loss) from continuing operations	175.7	231.6	335.8	312.3
Income (loss) from discontinued operations, net of tax	(1.8)	(0.3)	(2.3)	1.6
Net income (loss) including noncontrolling interests	173.9	231.3	333.5	313.9
Net (income) loss attributable to noncontrolling interests	(1.6)	(2.3)	(2.4)	(3.8)
Net income (loss) attributable to MCBC	$172.3	$229.0	$331.1	$310.1

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.81	$1.23	$1.59	$1.66
From discontinued operations	(0.01)	—	(0.01)	0.01
Basic net income (loss) attributable to MCBC per share	$0.80	$1.23	$1.58	$1.67

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.81	$1.23	$1.59	$1.65
From discontinued operations	(0.01)	—	(0.01)	0.01
Diluted net income (loss) attributable to MCBC per share	$0.80	$1.23	$1.58	$1.66

Weighted average shares - basic	214.7	185.7	209.2	185.8
Weighted average shares - diluted	215.7	186.5	210.2	186.7

Dividends per share	$0.41	$0.41	$0.82	$0.82

Amounts attributable to MCBC
Net income (loss) from continuing operations	$174.1	$229.3	$333.4	$308.5
Income (loss) from discontinued operations, net of tax	(1.8)	(0.3)	(2.3)	1.6
Net income (loss) attributable to MCBC	$172.3	$229.0	$331.1	$310.1

Molson Coors Brewing Company and Subsidiaries Table 10: Canada Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters	2.133	2.150	3.591	3.680
Sales	$560.0	$584.3	$913.8	$993.6
Excise taxes	(134.1)	(139.4)	(219.9)	(235.2)
Net sales	425.9	444.9	693.9	758.4
Cost of goods sold	(239.2)	(238.1)	(396.4)	(437.4)
Gross profit	186.7	206.8	297.5	321.0
Marketing, general and administrative expenses	(99.3)	(95.4)	(176.0)	(180.1)
Special items, net	(1.4)	(8.2)	107.9	(8.2)
Operating income (loss)	86.0	103.2	229.4	132.7
Other income (expense), net	2.5	2.9	5.7	4.3
Income (loss) from continuing operations before income taxes	$88.5	$106.1	$235.1	$137.0

Molson Coors Brewing Company and Subsidiaries Table 11: Europe Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters(1)	6.093	5.995	10.089	9.793
Sales(1)	$800.5	$801.4	$1,361.4	$1,361.1
Excise taxes	(278.4)	(276.6)	(480.6)	(478.4)
Net sales(1)	522.1	524.8	880.8	882.7
Cost of goods sold	(310.9)	(310.9)	(550.8)	(547.8)
Gross profit	211.2	213.9	330.0	334.9
Marketing, general and administrative expenses	(151.1)	(146.2)	(270.4)	(263.4)
Special items, net	(2.3)	(19.1)	(3.0)	(27.7)
Operating income (loss)	57.8	48.6	56.6	43.8
Interest income, net	0.9	1.0	1.7	2.0
Other income (expense), net	0.3	(0.6)	(0.5)	(0.9)
Income (loss) from continuing operations before income taxes	$59.0	$49.0	$57.8	$44.9

(1)	Gross segment sales include intercompany sales to MCI consisting of $1.2 million of net sales and 0.013 million hectoliters and $2.1 million of net sales and 0.023 million hectoliters for the three and six months ended June 30, 2016, respectively. Gross segment sales include intercompany sales to MCI consisting of $1.3 million of net sales and 0.017 million hectoliters and $2.2 million of net sales and 0.027 million hectoliters for the three and six months ended June 30, 2015, respectively. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 12: Molson Coors International Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters(1)	0.366	0.495	0.671	0.809
Sales	$47.5	$48.5	$84.1	$83.2
Excise taxes	(8.3)	(11.3)	(13.9)	(16.9)
Net sales	39.2	37.2	70.2	66.3
Cost of goods sold(2)	(25.7)	(27.7)	(46.3)	(46.9)
Gross profit	13.5	9.5	23.9	19.4
Marketing, general and administrative expenses	(16.1)	(15.6)	(28.8)	(30.2)
Special items, net	(30.8)	(6.4)	(30.8)	(6.4)
Operating income (loss)	(33.4)	(12.5)	(35.7)	(17.2)
Other income (expense), net	—	0.3	—	(0.4)
Income (loss) from continuing operations before income taxes	$(33.4)	$(12.2)	$(35.7)	$(17.6)

(1)	Excludes royalty volume of 0.470 million hectoliters and 0.771 million hectoliters for the three and six months ended June 30, 2016, and excludes royalty volume of 0.427 million and 0.723 million hectoliters for the three and six months ended June 30, 2015, respectively.

(2)	Reflects gross segment amounts and for the three months ended June 30, 2016, and June 30, 2015, includes intercompany cost of goods sold from Europe of $1.2 million and $1.3 million, respectively. The six months ended June 30, 2016, and June 30, 2015, includes intercompany cost of goods sold from Europe of $2.1 million and $2.2 million, respectively. The offset is included within Europe net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 13: Corporate Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters	—	—	—	—
Sales	$0.2	$0.1	$0.6	$0.5
Excise taxes	—	—	—	—
Net sales	0.2	0.1	0.6	0.5
Cost of goods sold	12.4	(4.5)	15.2	(4.8)
Gross profit	12.6	(4.4)	15.8	(4.3)
Marketing, general and administrative expenses	(47.1)	(26.1)	(89.3)	(50.2)
Special items, net	—	—	—	—
Operating income (loss)	(34.5)	(30.5)	(73.5)	(54.5)
Interest expense, net	(41.4)	(31.6)	(89.5)	(61.8)
Other income (expense), net	(33.2)	3.7	(50.9)	0.7
Income (loss) from continuing operations before income taxes	$(109.1)	$(58.4)	$(213.9)	$(115.6)

MillerCoors LLC (1) Table 14: MillerCoors Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Volume in hectoliters(2)	19.195	20.002	35.456	36.103
Sales	$2,426.3	$2,514.3	$4,495.6	$4,540.1
Excise taxes	(299.6)	(311.6)	(552.8)	(562.8)
Net sales	2,126.7	2,202.7	3,942.8	3,977.3
Cost of goods sold	(1,174.5)	(1,240.5)	(2,207.5)	(2,316.7)
Gross profit	952.2	962.2	1,735.3	1,660.6
Marketing, general and administrative expenses	(477.1)	(468.8)	(886.8)	(857.9)
Special items, net	(39.4)	—	(76.3)	—
Operating income	435.7	493.4	772.2	802.7
Interest income (expense), net	(0.4)	(0.4)	(0.9)	(0.7)
Other income (expense), net	1.0	3.1	2.6	4.4
Income before income taxes	436.3	496.1	773.9	806.4
Income tax expense	(2.5)	(1.6)	(2.0)	(2.7)
Net income	433.8	494.5	771.9	803.7
Net (income) loss attributable to noncontrolling interests	(4.3)	(7.3)	(7.1)	(11.9)
Net income attributable to MillerCoors	$429.5	$487.2	$764.8	$791.8

(1)	Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 6 for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

(2)	Includes contract brewing and company-owned-distributor sales, which are excluded from our worldwide beer volume calculation.

Molson Coors Brewing Company and Subsidiaries Table 15: Condensed Consolidated Balance Sheets ($ In millions, except par value) (Unaudited)

	As of
	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,990.3	$430.9
Accounts receivable, net	563.1	424.7
Other receivables, net	155.1	101.2
Inventories:
Finished	188.4	139.1
In process	17.3	13.0
Raw materials	11.1	18.6
Packaging materials	17.4	8.6
Total inventories	234.2	179.3
Other current assets, net	128.0	122.7
Total current assets	4,070.7	1,258.8
Properties, net	1,539.2	1,590.8
Goodwill	1,943.5	1,983.3
Other intangibles, net	4,928.9	4,745.7
Investment in MillerCoors	2,557.1	2,441.0
Deferred tax assets	28.1	20.2
Notes receivable, net	17.4	19.9
Other assets	237.3	216.6
Total assets	$15,322.2	$12,276.3
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,315.6	$1,184.4
Current portion of long-term debt and short-term borrowings	347.0	28.7
Discontinued operations	5.0	4.1
Total current liabilities	1,667.6	1,217.2
Long-term debt	2,680.3	2,908.7
Pension and postretirement benefits	209.1	201.9
Deferred tax liabilities	802.5	799.8
Unrecognized tax benefits	14.3	8.4
Other liabilities	63.8	66.9
Discontinued operations	12.7	10.3
Total liabilities	5,450.3	5,213.2
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 203.4 shares and 172.5 shares, respectively)	2.0	1.7
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.1	108.2
Class B exchangeable shares, no par value (issued and outstanding: 15.4 shares and 16.0 shares, respectively)	580.3	603.0
Paid-in capital	6,556.6	4,000.4
Retained earnings	4,650.6	4,496.0
Accumulated other comprehensive income (loss)	(1,573.9)	(1,694.9)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	9,852.3	7,043.0
Noncontrolling interests	19.6	20.1
Total equity	9,871.9	7,063.1
Total liabilities and equity	$15,322.2	$12,276.3

Molson Coors Brewing Company and Subsidiaries Table 16: Condensed Consolidated Statements of Cash Flows ($ In millions) (Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$333.5	$313.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137.7	158.9
Amortization of debt issuance costs and discounts	35.5	2.6
Share-based compensation	11.5	8.1
(Gain) loss on sale or impairment of properties and other assets, net	(79.8)	(3.5)
Equity income in MillerCoors	(323.2)	(334.8)
Distributions from MillerCoors	323.2	334.8
Equity in net (income) loss of other unconsolidated affiliates	2.4	(1.9)
Excess tax benefits from share-based compensation	(4.4)	(7.6)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(5.2)	4.9
Income tax (benefit) expense	41.8	71.2
Income tax (paid) received	(109.1)	(69.0)
Interest expense, excluding interest amortization	95.5	61.0
Interest paid	(95.1)	(59.5)
Pension expense	4.0	7.9
Pension contributions paid	(10.4)	(240.2)
Change in current assets and liabilities (net of impact of business combinations) and other	(95.8)	(47.1)
(Gain) loss from discontinued operations	2.3	(1.6)
Net cash provided by operating activities	264.4	198.1
Cash flows from investing activities:
Additions to properties	(121.6)	(139.8)
Proceeds from sales of properties and other assets	144.6	7.5
Acquisition of businesses, net of cash acquired	—	(51.1)
Investment in MillerCoors	(810.6)	(758.1)
Return of capital from MillerCoors	731.1	692.9
Other	(4.1)	(9.5)
Net cash used in investing activities	(60.6)	(258.1)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,525.9	—
Exercise of stock options under equity compensation plans	5.4	28.6
Excess tax benefits from share-based compensation	4.4	7.6
Dividends paid	(176.5)	(152.3)
Payments for purchase of treasury stock	—	(50.1)
Debt issuance costs	(15.0)	—
Payments on debt and borrowings	(17.9)	(14.6)
Proceeds on debt and borrowings	31.7	27.9
Net proceeds from (payments on) revolving credit facilities and commercial paper	2.5	67.2
Change in overdraft balances and other	(3.9)	(39.0)
Net cash provided by (used in) financing activities	2,356.6	(124.7)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	2,560.4	(184.7)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.0)	(26.1)
Balance at beginning of year	430.9	624.6
Balance at end of period	$2,990.3	$413.8

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334